SSR REALTY ADVISORS, INC.           EXHIBIT 99.1
10 Park Avenue
Morristown, NJ 07962                                               (SSR LOGO)
Tel 973-355-4000 Fax 973-355-4699




For Immediate Release                                   Contact: Linda Berry
                                                        973-355-4568


                     METRIC PARTNERS GROWTH SUITE INVESTORS

                         ANNOUNCES LITIGATION SETTLEMENT


MORRISTOWN, NJ November 15, 2004 -- Metric Partners Growth Suite Investors, L.P. ("GSI") today announced that it had agreed to settle all litigation and claims between it and Kenneth E. Nelson and certain related parties. The terms of the settlement require GSI to deposit $150,000 into court, conditioned upon either entry of court orders permitting such deposit or, alternatively, the election of Mr. Nelson to permit payment of the settlement funds to a court-appointed receiver in the absence of such orders. If this condition is not met by December 15, 2004, the settlement will be null and void. If the settlement does become effective, all pending litigation between GSI and its affiliates and Mr. Nelson and his affiliates will be terminated and the parties will exchange general releases of all known and unknown claims.

No party to the settlement admitted any liability to any other party and all parties acknowledged that the settlement was entered into solely to avoid costly and protracted litigation.

No assurance can be given that the settlement will become effective.

GSI formerly owned and operated extended stay hotel properties in several states, but now owns no assets other than cash. It has approximately 4,000 unit holders and its Managing General Partner is a subsidiary of SSR Realty Advisors, Inc., a provider of real estate investment management advisory services headquartered in Morristown, New Jersey.